Exhibit 1


                     JOINT FILING AGREEMENT

     The undersigned hereby agree that the Statement on Schedule 13D, dated May 15, 2000 (the "Schedule 13D"), with respect to the Common Stock, par value $.01 per share, of Hollywood Media Corp. (formerly named Hollywood.com, Inc.) is, and any amendments executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 13TH day of February, 2001.

                         VIACOM INC.


                         By: /s/ Michael D. Fricklas
                              Michael D. Fricklas
                              Executive Vice President
                              General Counsel and Secretary


                         NAIRI, INC.


                         By: /s/ Sumner M. Redstone
                              Sumner M. Redstone
                              Chairman and President


                         NATIONAL AMUSEMENTS, INC.


                         By: /s/ Sumner M. Redstone
                              Sumner M. Redstone
                              Chairman and
                              Chief Executive Officer


                         By: /s/ Sumner M. Redstone
                              Sumner M. Redstone
                               Individually